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                                                                    Exhibit 99.1


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

            Board of Directors
            U.S. Bank Trust National Association, Trustee

            We have examined the accompanying Management Assertions pertaining to DVI Receivables Corp. and its wholly owned subsidiary, DVI Business Trust 1998-2, regarding management's compliance with the minimum requirements identified in the Contribution and Servicing Agreement dated December 1, 1998 (the Agreement), as of June 30, 1999 between DVI Receivables Corp. and DVI Financial Services Inc. and for the period December 1, 1998 to June 30, 1999. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

            In our opinion, the Management Assertions referred to above complied with the minimum requirements as of June 30, 1999, and for the period from December 1, 1998 to June 30, 1999, in conformity with the Agreement.

            GRANT THORNTON LLP

            /s/GRANT THORNTON LLP
            Philadelphia, Pennsylvania
            September 27, 1999



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                              MANAGEMENT ASSERTIONS
                              ---------------------

            September 23, 1999
            Grant Thornton LLP
            Two Commerce Square
            Suite 3100
            2001 Market Street
            Philadelphia, PA  19103

            Dear Sir or Madam:

            As of June 30, 1999 and for the period from December 1, 1998 to June 30, 1999, DVI Financial Services Inc., as Servicer, has complied in all material respects with the minimum requirements set forth in the Contribution and Servicing Agreement dated December 1, 1998 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp., as reassigned to U.S. Bank Trust National Association, as Trustee (the "Agreement").

            The following minimum requirements are applicable to the Agreement.

1. The Servicer shall maintain with respect to each Contract and each item of Equipment, and with respect to each payment by each Obligor and compliance by each Obligor with the provisions of each Contract, complete and accurate records in such manner and to the same extent as the Servicer does with respect to similar contracts held for its own account.

2. The Servicer shall remit or cause each Lock-box Bank to remit all payments received by it on or in respect of any Contract or Equipment during such Collection Period into the Collection Account.

3. The Servicer will file the UCC financing statements required in the Agreement within the time frames set forth therein and thereafter will file such additional UCC financing statements and continuation statements and assignments in accordance with the provisions of any Contract and item of Equipment or otherwise so that the security interest in favor of the Trustee in each of the Contracts and the related Equipment will be perfected by such filings with the appropriate UCC filing offices.

4. The Servicer will cause the Contributor to maintain a general liability insurance policy in the aggregate amount of $1,000,000 and an excess liability policy in umbrella form in the aggregate amount of $3,000,000 for a total of $4,000,000 of liability insurance.

5. The Servicer will require and monitor that each Obligor maintains insurance covering damage to, destruction or theft of the Equipment.

6.    The Servicer shall prepare the Monthly Servicer Report.

7. The Servicer shall cause a firm of independent certified public accountants to deliver to the Trustee, within 90 days following the end of each fiscal year of the Servicer, a written statement to the effect that such firm has examined in accordance with generally accepted practices samples of the accounts, records, and computer systems of the Servicer for the fiscal year ended on the previous June 30 relating to the Contracts, that such firm has compared the



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      information contained in the Servicer's reports delivered in the relevant period, and that, on the basis of such examination and comparison, such firm is of the opinion that the Servicer has, during the relevant period, serviced the Contracts in compliance with such servicing procedures, manuals, and guides and in the same manner as it services comparable leases for itself or others, and that such certificates, accounts, records, and computer systems have been properly prepared and maintained in all material respects.


            /s/Lisa J. Cruikshank
            ---------------------
            Lisa J. Cruikshank
            Vice President
            DVI Financial Services Inc.
            Doylestown, Pennsylvania
            September 23, 1999

            /s/Lisa J. Cruikshank
            ---------------------
            Lisa J. Cruikshank
            Vice President
            DVI Receivables Corp.
            Doylestown, Pennsylvania
            September 23, 1999



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